Exhibit 1.2

Execution Version

Pricing Agreement

August 7, 2018

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $2,500,000,000 aggregate principal amount of 7.750% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable September 15, 2023 and Every Five Years Thereafter) (the “Securities”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated August 7, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, with the exception of Section 3(b)(iii) and the paragraph immediately thereafter of the Underwriting Agreement and provided that for purposes of this letter Section 8(v) of the Underwriting Agreement shall also include counsel fees incurred on behalf of or disbursements by the Qualified Independent Underwriter in its capacity as Qualified Independent Underwriter; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Securities. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto. The Underwriter appointed by the Company to act as Qualified Independent Underwriter pursuant to Section 10 of the Underwriting Agreement is set forth in Schedule II hereto.

An amendment to the Registration Statement, or one or more supplements to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, are now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 5:30 pm New York time on August 7, 2018. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Company has determined, and hereby notifies all relevant persons (as defined in Regulation 3(b) of the Securities and Futures (Capital Markets Products) Regulations 2018 (the “SF (CMP) Regulations”) that the Securities are “prescribed capital markets products” (as defined in the SF (CMP) Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours, BARCLAYS PLC

/s/ Tim Allen Name: Tim Allen Title: Director, CME

Accepted as of the date hereof at New York, New York On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Paige Maire Name: Paige Maire
Title: Managing Director

[Signature Page to Contingent Convertible Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Securities
Barclays Capital Inc.	$1,700,000,000
Deutsche Bank Securities Inc.	$60,000,000
Morgan Stanley & Co. LLC	$60,000,000
UBS Securities LLC	$60,000,000
BBVA Securities Inc.	$50,000,000
ING Financial Markets LLC	$50,000,000
Lloyds Securities Inc.	$50,000,000
Natixis Securities Americas LLC	$50,000,000
Scotia Capital (USA) Inc.	$50,000,000
SG Americas Securities, LLC	$50,000,000
SMBC Nikko Securities America, Inc.	$50,000,000
Standard Chartered Bank	$50,000,000
Swedbank AB (publ)	$50,000,000
PNC Capital Markets LLC	$25,000,000
U.S. Bancorp Investments, Inc.	$25,000,000
BANKIA SA	$10,000,000
BMO Capital Markets Corp.	$10,000,000
BNY Mellon Capital Markets, LLC	$10,000,000
Capital One Securities, Inc.	$10,000,000
CIBC World Markets Corp.	$10,000,000
Citizens Capital Markets, Inc.	$10,000,000
Drexel Hamilton, LLC	$10,000,000
Loop Capital Markets LLC	$10,000,000
Mischler Financial Group, Inc.	$10,000,000
SunTrust Robinson Humphrey, Inc.	$10,000,000
TD Securities (USA) LLC	$10,000,000
The Williams Capital Group, L.P.	$10,000,000
Total	$2,500,000,000

SCHEDULE II

Title of Designated Securities:

$2,500,000,000 7.750% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable September 15, 2023 and Every Five Years Thereafter).

Price to Public:

100% of principal amount.

Subscription Price by Underwriters:

99.00% of the aggregate principal amount.

Form of Designated Securities:

The Securities will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company issued pursuant to the Contingent Convertible Securities Indenture to be dated on or about August 14, 2018, between Barclays PLC and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture to be dated on or about August 14, 2018, between Barclays PLC and the Trustee.

Securities Exchange, if any:

The International Securities Market of the London Stock Exchange.

Interest Rate:

From (and including) the date of issuance to (but excluding) September 15, 2023, the interest rate on the Securities will be 7.750% per annum. From (and including) each Reset Date (as defined below) to (but excluding) the next following Reset Date, the applicable per annum interest rate will be equal to the sum of the applicable Mid-Market Swap Rate (as defined below) (such term subject to any replacement or fallback rate as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Prospectus Supplement (as defined below)) on the relevant Reset Determination Date (as defined below) and 4.842% (the “Subsequent Interest Rate”).

Mid-Market Swap Rate:

The Mid-Market Swap Rate shall be the rate described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Description of Subsequent Interest Rate—Mid-Market Swap Rate and Fallbacks” in the Prospectus Supplement.

Determination of Subsequent Interest Rate:

If the Mid-Market Swap Rate does not appear on the Relevant Screen Page (as defined in the Prospectus Supplement) (in circumstances other than those described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Replacement Benchmark” in the Prospectus Supplement), the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and Fallbacks” in the Prospectus Supplement (as supplemented by the final term sheet dated August 7, 2018).

If the Company determines that the Mid-Market Swap Rate has ceased to be published on the Relevant Screen Page as a result of such rate ceasing to be calculated or administered when any Subsequent Interest Rate remains to be determined by such Mid-Market Swap Rate, then the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Replacement Benchmark” in the Prospectus Supplement.

Interest Payment Dates:

March 15, June 15, September 15 and December 15 of each year (each an “Interest Payment Date”), commencing on December 15, 2018. A payment made on that first Interest Payment Date, if any, would be in respect of the period from (and including) August 14, 2018, to (but excluding) December 15, 2018 (and thus a long first interest period).

Business Day:

The term “Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom, or in New York City.

Reset Date:

September 15, 2023, and each fifth anniversary date thereafter (each a “Reset Date”).

Reset Determination Date:

The second Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Regular Record Dates:

The regular record dates for the Securities will be the Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Redemption Provisions for Securities:

Subject to certain conditions, the Securities are redeemable, in whole but not in part, at the option of the Company, (i) on any Reset Date, (ii) in the event of a change in certain U.K. regulatory capital requirements and (iii) upon the occurrence of certain tax events, in each case as specified in the Prospectus Supplement (as supplemented by the final term sheet dated August 7, 2018) relating to the Securities.

Time of Delivery:

August 14, 2018 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Name and address of Qualified Independent Underwriter:

Qualified Independent Underwriter: Morgan Stanley & Co. LLC

Address for Notices:

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, NY 10036

Attn: Investment Banking Division

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the sale and distribution of the Designated Securities, directly or indirectly, it (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Designated Securities in Canada, that, directly or indirectly, it shall sell the Designated Securities only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore:

Each Underwriter acknowledges that the Prospectus Supplement, incorporating the Base Prospectus, and the Base Prospectus, have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Prospectus Supplement and the Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Designated Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Australia:

No “prospectus” or other “disclosure document” (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the Designated Securities has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”), any other regulatory authority in Australia or ASX Limited (ABN 98 008 624 691). Each Underwriter represents warrants and agrees that it:

(a)

has not (directly or indirectly) offered or invited applications, and will not offer or invite applications, for the issue, sale or purchase of, any Designated Securities in, to or from Australia (including an offer or invitation which is received by a person in Australia); and

(b)

has not distributed or published, and will not distribute or publish, any information memorandum, offering circular, prospectus or any other offering material or advertisement relating to the Designated Securities in Australia, unless:

(i)

the aggregate consideration payable by each offeree or invitee is at least AUD500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act;

(ii)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act;

(iii)	such action complies with all applicable laws, regulations and directives; and

(iv)	such action does not require any document to be lodged with ASIC, any other regulatory authority in Australia or ASX Limited (ABN 98 008 624 691) or any successor entity thereto.

By applying for Securities under the Prospectus Supplement and the Base Prospectus, each person to whom Securities are issued (an “Investor”):

(a)

will be deemed by the Company and each of the Underwriters to have acknowledged that if any Investor on-sells Securities within 12 months from their issue, the Investor will be required to lodge a prospectus or other disclosure document (as defined in the Corporations Act) with ASIC unless either:

(i)

that sale is to an investor within one of the categories set out in sections 708(8) or 708(11) of the Corporations Act to whom it is lawful to offer Securities in Australia without a prospectus or other disclosure document lodged with ASIC; or

(ii)	the sale offer is received outside Australia; and

will be deemed by the Company and each of the Underwriters to have undertaken not to sell those Securities in any circumstances other than those described in paragraphs (a)(i) and (a)(ii) above for 12 months after the date of issue of such Securities.

Japan:

The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each Underwriter undertakes that it will not offer or sell any Securities directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Taiwan:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities within Taiwan, the Republic of China (“Taiwan”) through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of the Taiwan. Each Underwriter further represents, warrants and agrees with the Company that no person or entity in Taiwan is authorized to offer, sell or otherwise make available any Securities or the provision of information relating to the Prospectus Supplement and the Base Prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated August 7, 2018 relating to the Securities (the “Prospectus Supplement”), incorporating the Prospectus dated April 6, 2018 relating to the Securities (the “Base Prospectus”).

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated August 7, 2018 attached hereto as Exhibit A.

EXHIBIT A

Final Term Sheet, dated August 7, 2018

USD 2,500,000,000 7.750% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities (Callable September 15, 2023 and Every Five Years Thereafter)

Barclays PLC

Pricing Term Sheet

Issuer	Barclays PLC (the “Issuer”).

Securities	USD 2.5bn 7.750% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable September 15, 2023 and Every Five Years Thereafter) (the “Securities”).

Status	Perpetual Subordinated Contingent Convertible Securities.

Legal Format	SEC Registered.

Principal Amount	USD 2,500,000,000.

Trade Date	August 7, 2018.

Settlement Date	August 14, 2018 (T+5) (the “Issue Date”).

Maturity Date	Perpetual, with no fixed maturity or fixed redemption date.

Optional Call Dates	September 15, 2023, and each fifth anniversary thereafter.

Preliminary Prospectus Supplement	Preliminary prospectus supplement dated August 7, 2018 (the “Preliminary Prospectus Supplement”) incorporating the Prospectus dated April 6, 2018 relating to the Securities (the “Base Prospectus”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgment	Yes. See section entitled “Description of Contingent Convertible Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus.

Initial Interest Period

Initial Fixed Rate	7.750% per annum, from and including August 14, 2018 to, but excluding, September 15, 2023.

Initial Interest Payment Dates	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year up to and including September 15, 2023, commencing on December 15, 2018 (long first interest period).

Benchmark Treasury	UST 2.750% due July 31, 2023.

Spread to Benchmark Treasury	+497.8bps.

Mid-Market Swap Rate	2.981%.

Spread to Mid-Market Swap Rate	+484.2bps.

Interest Periods Following Any Reset Date

Interest Rate Following Any Reset Date	The applicable Mid-Market Swap Rate (such term subject to any replacement or fallback rate as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date (as defined below) plus the Margin (as defined below) (the “Subsequent Interest Rate”), from and including the relevant Reset Date (as defined below) to (but excluding) the next following Reset Date.

Reset Date	September 15, 2023, and each fifth anniversary date thereafter (each a “Reset Date”).

Interest Payment Dates Following Any Reset Date	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year commencing on December 15, 2023.

Spread to Mid-Market Swap Rate	+484.2bps (the “Margin”).

Reset Determination Date	The second Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Mid-Market Swap Rate	The mid-market U.S. dollar swap rate LIBOR basis having a five-year maturity appearing on Bloomberg page “USISDA05” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates (the “Relevant Screen Page”)) at approximately 11:00 a.m. (New York time) on the relevant Reset Determination Date, as determined by the Calculation Agent (the “Mid-Market Swap Rate”).

Determination of Subsequent Interest Rate

If the Mid-Market Swap Rate does not appear on the Relevant Screen Page (in circumstances other than those described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Replacement Benchmark” in the Preliminary Prospectus Supplement), the relevant Subsequent Interest Rate shall instead be (i) a rate per annum equal to the aggregate of the applicable Reference Bond Rate (as defined in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date and 497.8bps, calculated by the Calculation Agent; or (ii) in the event that the Reference Bond Rate is not available (which shall be the case if only one Reference Government Bond Dealer Quotation (as defined in the Preliminary Prospectus Supplement) is received or if no Reference Government Bond Dealer Quotations are received), a rate per annum equal to the aggregate of the applicable Mid-Swap Fallback Rate (as defined below) on the relevant Reset Determination Date and the Margin, calculated by the Calculation Agent. In each case, each Subsequent Interest Rate shall be determined in compliance with the Capital Regulations (as defined in the Preliminary Prospectus Supplement) applicable to the Group (as defined in the Preliminary Prospectus Supplement) in force at the relevant time.

If the Issuer determines that the Mid-Market Swap Rate has ceased to be published on the Relevant Screen Page as a result of such rate ceasing to be calculated or administered when any rate of interest remains to be determined by such Mid-Market Swap Rate, then the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Replacement Benchmark” in the Preliminary Prospectus Supplement.

Mid-Swap Fallback Rate	“Mid-Swap Fallback Rate” has the meaning given to it in the Preliminary Prospectus Supplement, provided that if no Five-Year Mid-Market Swap Rate Quotations (as defined in the Preliminary Prospectus Supplement) are provided, the Mid-Swap Fallback Rate will be (i) in respect of the Mid-Swap Fallback Rate determined in respect of the Reset Date falling on September 15, 2023, 2.981% per annum or (ii) in respect of the Mid-Swap Fallback Rate determined in respect of any Reset Date other than September 15, 2023, the Mid-Market Swap Rate or Mid-Swap Fallback Rate, as applicable, in respect of the immediately preceding Reset Date.

Certain Other Terms and Information

Day Count	30/360, following, unadjusted.[1]

Interest Payments Discretionary	Interest on the Securities will be due and payable only at the sole discretion of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” in the Preliminary Prospectus Supplement.

Restriction on Interest Payments

As described in the Preliminary Prospectus Supplement, the Issuer shall not make an interest payment on the Securities on any interest payment date (and such interest payment shall therefore be deemed to have been cancelled and thus shall not be due and payable on such interest payment date) if:

(1)   the Issuer has an amount of Distributable Items (as defined in the Preliminary Prospectus Supplement) on such interest payment date that is less than a certain level; or

(2)   the Solvency Condition (as defined in the Preliminary Prospectus Supplement) is not satisfied in respect of such interest payment,

as further described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Restriction on Interest Payments” in the Preliminary Prospectus Supplement.

Agreement to Interest Cancellation	By subscribing for, purchasing or otherwise acquiring the Securities, holders of the Securities acknowledge and agree to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Agreement to Interest Cancellation” in the Preliminary Prospectus Supplement.

Ranking

Subordinated to the claims of Senior Creditors (as defined below), as described in further detail in the Preliminary Prospectus Supplement.

“Senior Creditors” means creditors of the Issuer (i) who are unsubordinated creditors; (ii) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up or administration of the Issuer or otherwise) to the claims of unsubordinated creditors of the Issuer but not further or otherwise; or (iii) whose claims are, or are expressed to be, junior to the claims of other creditors of the Issuer, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the Securities.

Capital Adequacy Trigger Event

A “Capital Adequacy Trigger Event” shall occur if at any time the fully loaded CET1 Ratio (as defined in the Preliminary Prospectus Supplement) is less than 7.00%.

Whether a Capital Adequacy Trigger Event has occurred at any time shall be determined by the Issuer and such determination shall be binding on the trustee and holders of the Securities.

Automatic Conversion Upon Capital Adequacy Trigger Event

An Automatic Conversion will occur without delay upon the occurrence of a Capital Adequacy Trigger Event.

“Automatic Conversion” means the irrevocable and automatic release of all of the Issuer’s obligations under the Securities (other than the CSO Obligations (as defined in the Preliminary Prospectus Supplement), if any) in consideration of the Issuer’s issuance of the Conversion Shares (as defined in the Preliminary Prospectus Supplement) at the Conversion Price to the Conversion Shares Depository (as defined

[1]	Note: The Day Count in this Pricing Term Sheet replaces the section entitled “Description of Contingent Convertible Securities–Day Count Fraction” in the Preliminary Prospectus Supplement.

in the Preliminary Prospectus Supplement) (on behalf of the holders of the Securities) or to the relevant recipient, in accordance with the terms of the Securities and as described in the Preliminary Prospectus Supplement.

Conversion Price	$2.14 per Conversion Share, subject to certain anti-dilution adjustments, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Anti-Dilution” in the Preliminary Prospectus Supplement and the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Conversion Shares Offer” in the Preliminary Prospectus Supplement.

Conversion Shares Offer	Following an Automatic Conversion, the Issuer may, in its sole and absolute discretion, elect that the Conversion Shares Depository make an offer of all or some of the Conversion Shares to all or some of the Issuer’s ordinary shareholders at such time at a cash price per Conversion Share equal to the Conversion Shares Offer Price (as defined below), as further described in the Preliminary Prospectus Supplement.

Conversion Shares Offer Price	£1.65 per Conversion Share (subject to certain anti-dilution adjustments, as described in the Preliminary Prospectus Supplement).

Optional Redemption	The Securities are redeemable, in whole but not in part, on any Reset Date at the option of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Optional Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer in the event of a change in certain U.K. regulatory capital requirements, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer upon the occurrence of certain tax events, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Tax Redemption” in the Preliminary Prospectus Supplement.

Denominations	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN / CUSIP / FISN / CFI Code	US06738EBA29 / 06738E BA2 / BARCLAYS PLC/NT CONV PERP SUB / DCFUQR.

Business Days	London, United Kingdom and New York City.

Reoffer Yield	7.748%.

Issue Price	100.000%.

Estimated Underwriter Compensation	1.000% of the principal amount of the Securities.

Estimated Net Proceeds	$2,475,000,000.

Sole Structuring Adviser and Sole Bookrunner	Barclays Capital Inc.

Qualified Independent Underwriter	Morgan Stanley & Co. LLC.

Joint Lead Managers	BBVA Securities Inc., Deutsche Bank Securities Inc., ING Financial Markets LLC, Lloyds Securities Inc., Morgan Stanley & Co. LLC, Natixis Securities Americas LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC, SMBC Nikko Securities America, Inc., Standard Chartered Bank, Swedbank AB (publ), UBS Securities LLC.

Co-Lead Managers	BANKIA SA, BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., CIBC World Markets Corp., Citizens Capital Markets, Inc., Drexel Hamilton, LLC, Loop Capital Markets LLC, Mischler Financial Group, Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, The Williams Capital Group, L.P., U.S. Bancorp Investments, Inc.

Documentation	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-223156) and to be issued pursuant to the Contingent Convertible Securities Indenture, to be entered into on or about the Issue Date, between the Issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer and the Trustee.

Risk Factors	An investment in the Securities involves risks. See “Risk Factors” section beginning on page S-19 of the Preliminary Prospectus Supplement.

Clearing	The Depository Trust Company.

Listing	International Securities Market of the London Stock Exchange.

Calculation Agent	The Bank of New York Mellon, London Branch, or its successor appointed by the Issuer.

Governing Law	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law.

Definitions	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of the Base Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-866-603-5847.

No PRIIPs KID/FCA PI Restriction. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, persons who fall within the manufacturer target market.

SFA Product Classification - The Issuer has determined, and hereby notifies all relevant persons (as defined in Regulation 3(b) of the Securities and Futures (Capital Markets Products) Regulations 2018 (the “SF (CMP) Regulations”) that the Securities are “prescribed capital markets products” (as defined in the SF (CMP) Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Securities in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Swedbank AB (publ) is not a U.S. registered broker-dealer, and it will not affect any offers or sales of any Securities in the United States.